Exhibit 99.2(f)

SECOND Amendment to Master Repurchase and securities contract Agreement and amendment no. 3 to guaranty

This Second Amendment to Master Repurchase and Securities Contract Agreement and Amendment No. 3 to Guaranty (this “Amendment”), dated as of November 1, 2024, is by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company (“MSMCH”), as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association (“MSBNA”) and such other financial institutions from time to time party to the Master Repurchase Agreement (as defined below), ACRES REAL ESTATE SPE 10, LLC, a Delaware limited liability company, as seller (“Seller”), and ACRES COMMERCIAL REALTY CORP, a Maryland corporation (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Seller, Administrative Agent and MSBNA are parties to that certain Master Repurchase and Securities Contract Agreement, dated as of November 3, 2021, as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of January 28, 2022 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”);

WHEREAS, in connection with the Repurchase Agreement, Guarantor entered into that certain Guaranty, dated as of November 3, 2021, as amended by that certain Amendment No. 1 to Guaranty, dated as of November 18, 2022, as further amended by that certain Amendment No. 2 to Guaranty, dated as of November 3, 2023 (as amended hereby, and as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guaranty”); and

WHEREAS, Seller, Guarantor and Administrative Agent, on behalf of Buyers, wish to modify certain terms and provisions of the Master Repurchase Agreement and the Guaranty as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.
Amendments to Master Repurchase Agreement. The Master Repurchase Agreement is hereby amended as follows:
a.
The following definitions in Article 2 of the Master Repurchase Agreement are hereby deleted in their entirety and replaced with the following:
i.
“Facility Termination Date” shall mean November 3, 2025, as the same may be extended in accordance with Section 9 of this Agreement.
ii.
“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the price at which such Purchased Asset is to be transferred from Administrative Agent, on behalf of Buyers, to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Asset and the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyers in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement, including without limitation, any Principal Sweep Amounts, if any actually applied to reduce the Purchase Price of such Purchased Asset.

b.
The following definitions are hereby added in Article 2 of the Master Repurchase Agreement in correct alphabetical order:
i.
“Buyers’ Principal Payment Share” shall mean, with respect to any Principal Payment, an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage.
ii.
“Principal Sweep Amount” shall mean with respect to any Principal Payment received during a Sweep Trigger:

(i) if four (4) Purchased Assets remain subject to Transactions, an amount equal to fifty percent (50%) of the Seller’s Principal Payment Share of such Principal Payment; or

(ii) if three (3) or fewer Purchased Assets remain subject to Transactions, an amount equal to one hundred percent (100%) of the Seller’s Principal Payment Share of such Principal Payment.

iii.
“Principal Sweep Escrow Account” shall have the meaning specified in Section 5(a)of this Agreement.
iv.
“Seller’s Principal Payment Share” shall mean, with respect to any Principal Payment, all amounts in excess of Buyers’ Principal Payment Share.
v.
“Sweep Trigger” shall mean any date on which less than five (5) Purchased Assets remain subject to Transactions.
c.
Section 5(a) of the Master Repurchase Agreement is hereby amended by adding the following as the last sentence thereof:

“On or before the before the occurrence of a Sweep Trigger, Seller and Administrative Agent, on behalf of Buyers, shall establish a subaccount in the Blocked Account entitled “Principal Sweep Escrow Account” (the “Principal Sweep Escrow Account”).”

d.
Section 5(b) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as follows:

i.
first, to Administrative Agent, on behalf of Buyers, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;
ii.
second, to Administrative Agent, on behalf of Buyers, any accrued and unpaid Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);
iii.
third, if a Principal Payment in respect of any Purchased Asset has been made during the related Collection Period, and has not been applied in accordance with Section 5(c) below, to Administrative Agent, on behalf of Buyers, the Buyers’ Principal Payment Share and any other amount due to Administrative Agent, on behalf of Buyers, under Sections 5(c)below to be applied in accordance therewith;
iv.
fourth, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Administrative Agent, on behalf of Buyers, an amount such that, after giving effect to such payment, the aggregate Purchase Price of such Purchased Assets is equal to the aggregate Asset Base Components of such Purchased Assets, as determined by Administrative Agent, on behalf of Buyers, after giving effect to such payment to the extent of remaining funds in the Blocked Account; and
v.
fifth, to Seller, the remainder, if any.

If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under (i)through (iii) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.”

e.
Section 5(c) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Unless an Event of Default shall have occurred and be continuing, any unscheduled Principal Payment (including net sale proceeds) in respect of any Purchased Asset for which the Income thereof has been received by the Depository Bank during any Collection Period shall be applied, no later than two (2) Business Days after receipt of notice from Seller of its request to apply such payment in accordance with this subsection (c), as follows:

vi.
first, to Administrative Agent, on behalf of Buyers, the Buyers’ Principal Payment Share;
vii.
second, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Administrative Agent, on behalf of Buyers, to the extent of Income available after the payment made in accordance with Sections 5(c)(i) above, an amount equal to the aggregate Margin Deficit until paid in full;
viii.
third, if a Sweep Trigger exists, to the Principal Sweep Escrow Account, the applicable Principal Sweep Amount; and
ix.
fourth, to Seller the remainder, if any.

If at any time no Sweep Trigger exists, all amounts in the Principal Sweep Escrow Account shall be remitted to Seller no later than two (2) Business Days after such Sweep Trigger ceases to exist. If a Sweep Trigger has occurred and is continuing, any amounts that have been on deposit in the Principal Sweep Escrow Account in excess of ninety (90) days shall be remitted to the Administrative Agent, on behalf of Buyers, to reduce the Purchase Price of the Purchased Assets in such order and priority as determined by Administrative Agent in its sole discretion.”

2.
Amendments to Guaranty. The Guaranty is hereby amended as follows:
a.
Section 9(a)(v) of the Guaranty is hereby amended by amending and restating that section in its entirety to read as follows:

“(v) permit, for any Test Period, the ratio of (i) the sum of the trailing four (4) fiscal quarters EBITDA for Guarantor and its Consolidated Subsidiaries for such Test Period to (ii) the trailing four (4) fiscal quarters Interest Expense for Guarantor and its Consolidated Subsidiaries for such Test Period to be (1) through the calendar quarter ending December 31, 2025, less than 1.25 to

1.00; and (2) at all times after the calendar quarter ending December 31, 2025, less than 1.40 to 1.00.”

3.
Representations and Warranties. Seller and Guarantor each hereby represents and warrants that:
a.
no Default, Event of Default, Margin Deficit or, to Seller’s or Guarantor’s knowledge, Material Adverse Effect has occurred and is continuing as of the date hereof, and no Default, Event of Default or Margin Deficit will occur as a result of the execution, delivery and performance by Seller and Guarantor of this Amendment;
b.
the representations and warranties made by each of Seller and Guarantor in the Transaction Documents are true, correct, complete and accurate in all respects as of the date hereof, except to the extent that such representations and warranties (a) are made as of a particular date or (b) are no longer true as a result of a change in fact with respect to a Purchased Asset that was consented to in writing by Administrative Agent;
c.
no amendments have been made to the organizational documents of Seller, Pledgor or Guarantor since November 3, 2021; and
d.
the person signing this Amendment on behalf of Seller and/or Guarantor is duly authorized to do so on its behalf.
4.
Effectiveness. The effectiveness of this Amendment is subject to receipt by Administrative Agent of the following:
a.
Amendment. This Amendment, duly executed and delivered by Seller, Guarantor and Administrative Agent.
b.
Fees. Payment by Seller of (i) the Extension Fee and (ii) the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Administrative Agent and/or Buyers, incurred by Administrative Agent, on behalf of Buyers, in connection with this Amendment and the transactions contemplated hereby.
c.
[Reserved].
d.
[Reserved].
e.
[Reserved].
5.
Continuing Effect; Reaffirmation of Guaranty. As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement and the other Transaction Documents are ratified and confirmed and shall remain in full force and effect. As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect. In addition, any and all guaranties and indemnities for the benefit of Administrative Agent and/or Buyers (including, without limitation, the Guaranty, as amended hereby) and agreements subordinating rights and liens to the rights and liens of Administrative Agent and/or Buyers, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Administrative Agent and/or Buyers, and each party subordinating any right or lien to the rights and liens of Administrative Agent and/or Buyers, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment. This Amendment shall be deemed a “Transaction Document” for all purposes under the Master Repurchase Agreement.

6.
Binding Effect; No Partnership; Counterparts. The provisions of the Master Repurchase Agreement and the Guaranty, each as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument. The parties consent to the use of electronic signatures and any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Amendment.
7.
Further Agreements. Seller and Guarantor agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Administrative Agent and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.
8.
Governing Law. The provisions of Article 18 of the Master Repurchase Agreement are incorporated herein by reference.
9.
Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Repurchase Agreement.
10.
Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.
11.
References to Transaction Documents. All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement as amended hereby, unless the context expressly requires otherwise. All references to the Guaranty in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Guaranty as amended hereby, unless the context expressly requires otherwise.
12.
No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Buyer under the Master Repurchase Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Master Repurchase Agreement or any other Transaction Document by any of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.

ADMINISTRATIVE AGENT, ON BEHALF OF BUYERS:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ Anthony Preisano
Name:	Anthony Preisano
Title:	Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SELLER:

ACRES REAL ESTATE SPE 10, LLC, a Delaware limited liability company

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Senior Vice President

GUARANTOR:

ACRES COMMERCIAL REALTY CORP., a Maryland corporation

By:	/s/ Jaclyn Jesberger
Name:	Jaclyn Jesberger
Title:	Senior Vice President